                                   OPTION AGREEMENT

    OPTION AGREEMENT, dated as of December 23, 1997, among MetroGolf Incorporated, a Colorado corporation (the "Company"), Family Golf Centers, Inc., a Delaware corporation ("Parent"), and Family Golf Acquisition, Inc., a Colorado corporation and a wholly-owned subsidiary of Parent (the "Subsidiary").

                                 W I T N E S S E T H

    WHEREAS, the Company, Parent and the Subsidiary propose to enter into an Agreement and Plan of Merger (the "Agreement of Merger") of even date herewith providing for the making of a cash tender offer by the Subsidiary for the Common Stock of the Company and the merger of the Company with the Subsidiary; and

    WHEREAS, Parent has made a loan (the "Loan") in the principal amount of $500,000 to the Company, as evidenced by that certain promissory note of the Company dated December 23, 1997 (the "Note"); and

    WHEREAS, as a condition to their willingness to enter into the Agreement of Merger and to make the Loan, Parent and the Subsidiary have requested that the Company agree, and the Company has agreed, to grant an option to the Subsidiary to acquire certain assets held by the Company, or certain subsidiaries of the Company, for $2,000,000 and other consideration set forth in Section 1 below on the terms set forth herein:

    NOW, THEREFORE, to induce Parent and the Subsidiary to enter into, and in consideration of the entering into of, the Loan, the Agreement of Merger and of the mutual covenants and agreements set forth herein, the parties agree as follows:

    1. Grant of Option. The Company hereby grants to the Subsidiary an irrevocable option (the "Option") to purchase and acquire the following for Two Million Dollars ($2,000,000) and the assumption of certain liabilities of up to $4,000,000 as more fully set forth in the Purchase Agreements (as defined below) (the "Purchase Price"):

         (a) the Company's leasehold estate and other assets with respect to its facility located in Fremont, California, including, among other things, a driving range, pro shop and the right to build a 9-hole executive golf course (the "Fremont Facility");

         (b) all of the limited partnership interests held by the Company of Illinois Center Golf Partners L.P., an Illinois limited partnership (the "Owner"), which owns and operates a facility located in Chicago, Illinois, including, among other things, a driving range, club house and executive golf course (the "Chicago Facility," and, together with the Fremont Facility, the "Ranges"); and

         (c) all of the issued and outstanding capital stock held by the Company of MetroGolf Illinois Center, Inc., a Colorado corporation and Managing General Partner of the Owner (the "General Partner").

    So long as the Option remains in effect, the Company covenants and agrees that it shall not, and shall cause its subsidiaries, including the General Partner and the Owner, not to, sell or dispose of, or enter into any agreement for the sale or disposition of, all or any part of the Ranges or the capital stock of the General Partner or the limited partnership interests of the Owner, and it will, and cause its subsidiaries, including the General Partner and the Owner, to, conduct the operations at the Ranges according to their ordinary and usual course of business in a manner consistent with past practice and use its and their respective best efforts, with respect to the General Partner, the Owner and the Ranges, to preserve intact their current business organizations, keep available the services of current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Furthermore, so long as the Option remains in effect, the Company covenants and agrees that it shall, and shall cause its subsidiaries, including the General Partner and the Owner, to, conduct its and their affairs and the operations at the Ranges in such a manner as to ensure that the representations and warranties of the Company, the General Partner and the Owner contained herein and in the applicable Purchase Agreements (as hereinafter defined) remain as true and correct as of the date of the exercise of the Option as they are as of the date hereof.

    2. Exercise of Option. Provided (a) any applicable waiting periods provided for under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 have expired, and (b) the Agreement of Merger has terminated in accordance with
Section 8.01(b), 8.01(c) or 8.01(f) of the Agreement of Merger, the Subsidiary may exercise the Option at any time following such termination for a period ending on the sixtieth day after such termination. The Company shall appoint the Escrow Agent (as hereinafter defined) its agent for the receipt of notice (the "Exercise Notice") of exercise of the Option. The Exercise Notice shall specify that the Agreement of Merger has terminated in accordance with Section 8.01(b), 8.01(c) or 8.01(f) thereof, and state that the Option is being exercised immediately after receipt by the Escrow Agent of such written notice, whether or not during normal business hours, in accordance with the terms of Section 4(a) below. The closing of the purchase of the Ranges and all of the capital stock of the General Partner and the limited partnership interests of the Owner (the "Closing") shall take place in the offices of counsel for the Subsidiary, Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176, at 10:00 a.m. on the third business day after the exercise of the Option or such other time, date and place as the parties hereto shall mutually agree.

    3.   Payment of Purchase Price.    In the event the Subsidiary exercises
the Option, Parent shall make payment to the Company at the Closing by check or wire transfer provided, the Subsidiary, in its sole discretion, may deliver the Note for cancellation and apply the principal amount thereof, plus any accrued and unpaid interest thereon, toward payment of the Purchase Price.

    4. Delivery of Documents. (a) A purchase agreement, substantially in the form of Exhibit A hereto with respect to the Fremont Facility, and substantially in the form of Exhibit B hereto with respect to the capital stock and limited partnership interests of the General Partner and the Owner, respectively (each, a "Purchase Agreement", and, together, the "Purchase Agreements"), has been executed by all parties necessary to consummate the transactions contemplated hereby and thereby and placed into escrow with an escrow agent located in New York, New York agreed upon the parties hereto (the "Escrow Agent"). The documents contemplated by Sections 5.2 and 5.3 of the Purchase Agreement set forth as Exhibit A hereto and Section 1.1 of the Purchase Agreement set forth in Exhibit B hereto (collectively, the "Closing Documents"), together with each of the Exhibits and Schedules to be attached to the Purchase Agreement (the "Exhibits and Schedules") shall be executed by all parties thereto and delivered to the Escrow Agent, together with the Exhibits and Schedules on or before the close of business on January 9, 1998. Any Schedule or Exhibit not received by such time shall be deemed to state "None." The Purchase Agreements, the Exhibits and Schedules and the Closing Documents shall be delivered by the Escrow Agent to the Subsidiary on behalf of the Company in conformity with this Agreement and the Escrow Agreement and tender of payment to the Company of the Purchase Price (or a portion thereof), as provided in Section 3 above, or delivery of such payment to the Escrow Agent for the Company's account at the Closing with instructions to deliver such payment to the Company.

    (b) The Option shall terminate upon the Effective Date (as defined in the Agreement of Merger) of the merger contemplated thereby or upon the expiration of the Option pursuant to Section 2 above.

    5. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and the Subsidiary as follows:

    (a) Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of the Company and has been duly executed by a duly authorized officer of the Company, and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as its enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting creditors' rights generally.

    (b) Due Organization. Each of the Company and the General Partner is a duly organized, validly existing corporation in good standing under the laws of the State of Colorado and has the requisite corporate power to enter into and perform this Agreement and the applicable Purchase Agreement, respectively. The Owner is a duly organized, validly existing limited partnership in good standing under the laws of the State of Illinois and has the requisite partnership power to enter into and perform the applicable Purchase Agreement.

    (c) Conflicting Instruments. Neither the execution and delivery of this Agreement or the Purchase Agreements nor the consummation of the transactions contemplated hereby or thereby (except as disclosed therein) will violate or result in any violation of or be in conflict with or constitute a default under any term of the Articles of Incorporation or Bylaws or any similar organization documents of the Company or any subsidiary thereof, including the General Partner and the Owner, or of any judgment, decree or order of any court or administrative body applicable to the Company, the General Partner, the Owner or the Ranges or any term of any agreement or other instrument applicable to the Company, the General Partner, the Owner or the Ranges.

    (d) Title. The Company represents and warrants that it, or the Owner, except as set forth in Section 3.07 of the Agreement of Merger, has a good and valid leasehold interest in the real property on which the Ranges are located.

    (e) Capitalization. The Company is the beneficial owner and record holder of 93.6% of all of the outstanding limited partnership interests of the Owner and 900 shares of Common Stock of General Partner representing 90.0% of all of the outstanding capital stock of the General Partner. General Partner is the Managing General Partner of the Owner, and holds such interests and stock free and clear of all liens, security interests, claims, pledges and voting trusts and any other encumbrances, restrictions and limitations, except for those granted to Parent and pursuant to an Assignment of Proceeds, dated March 17, 1992, as amended by Settlement Agreement dated December 21, 1995, Vulcan Investments, Inc. is entitled to receive 15% of the profits of the Owner. Other than such interests and stock, there are no outstanding options, warrants, convertible securities, subscriptions or other commitments or rights of any nature or kind whatsoever to acquire, sell, convert or issue any securities of the General Partner or the Owner.

    (f) Partnership Agreement. The Partnership Agreement of Owner, a true, full and correct copy of which has been provided to Parent, is in full force and effect and no default or event with which notice or passage of time would constitute a default (including the execution, delivery and performance of the Agreement and the applicable Purchase Agreement) has occurred.

    6. Indemnification and Survival. (a) All of the representations, warranties and covenants contained herein shall survive the Closing.

    (b) The Company hereby agrees to protect, defend, indemnify and hold harmless Parent and Subsidiary from and against any and all losses, claims, damages, expenses, and liabilities (including, without limitation, all out-of-pocket expenses, investigation expenses and fees and disbursements of counsel, accountants and other experts) caused by any event, occurrence, claim, circumstance, or other matter which results in any breach, failure or untruth of any representation, warranty, covenant or agreement contained herein or in any Purchase Agreement.

    7. Miscellaneous. (a) Further Assurances. In the event the Subsidiary exercises the Option, each of Parent, the Subsidiary and the Company will, and the Company will cause the General Partner and the Owner to, execute and deliver all such further documents and instruments and take, and cause their respective subsidiaries to take, all such further action as may be necessary in order to consummate the transactions contemplated hereby. In addition, the Company will, and will cause General Partner and the Owner to, furnish to the Subsidiary copies of all lease and property files and records, information and data and any other information or data relating to the Ranges requested by the Subsidiary.

    (b) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement.

    (c) Assignment. The Option shall not be assigned by the Subsidiary except to Parent or a wholly-owned subsidiary of Parent without the prior written consent of the Company.

    (d) Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

    (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) if delivered in person, by cable, telegram or telex, or by mail (registered or certified mail, postage prepaid, return receipts requested), to the respective parties as follows:

         If to the Company:

         MetroGolf Incorporated
         1999 Broadway
         Denver, Colorado 80202
         Fax: 303-294-9360

         Attn: Charles D. Tourtellotte

         with copies to:

         Brownstein, Hyatt, Farber & Strickland, P.C.
         410 17th Street
         Denver, Colorado 80202
         Fax: 303-623-1956

         Attn: Brent T. Slosky, Esq.

         If to Parent or the Subsidiary:

         c/o Family Golf Centers, Inc.
         225 Broadhollow Road
         Melville, New York 11747
         Fax: 516-694-0918

         Attn: Dominic Chang

         with copies to:

         Squadron, Ellenoff, Plesent & Sheinfeld, LLP
         551 Fifth Avenue
         New York, New York 10176
         Fax: 212-697-6686

         Attn: Kenneth R. Koch, Esq.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

    (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of law..

    (g) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

    (h) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction thereof.

    IN WITNESS WHEREOF, the Company, Parent and the Subsidiary have caused this Agreement to be duly executed on the day and year first above written.

                             METROGOLF INCORPORATED


                             By: /s/ Charles Tourtellotte
                                ----------------------------------


                             FAMILY GOLF CENTERS, INC.


                             By: /s/ Dominic Chang
                                ----------------------------------


                             FAMILY GOLF ACQUISITION, INC.


                             By: /s/ Dominic Chang
                                ----------------------------------

                                                                 Exhibit A



                             PURCHASE AGREEMENT

                               by and between

                          MetroGolf Incorporated,

                                  Seller,


                                    and


                       FAMILY GOLF ACQUISITION, INC.,

                                 Purchaser


                                 PREMISES:

                            Fremont, California

                      INDEX OF EXHIBITS AND SCHEDULES

EXHIBIT A     PERSONAL PROPERTY
EXHIBIT B     CONTRACTS
EXHIBIT C     PERMITTED EXCEPTIONS

                             PURCHASE AGREEMENT

    PURCHASE AGREEMENT, made as of the __th day of December, 1997 (this "Agreement"), by and among MetroGolf, Incorporated, a Colorado corporation having an address at 1999 Broadway, Suite 2435, Denver, Colorado 80202 ("Seller"), and Family Golf Acquisition, Inc., a Colorado corporation having an address at 225 Broadhollow Road, Suite 106E, Melville, New York 11747 ("Purchaser").

                           W I T N E S S E T H :

    WHEREAS, Seller leases certain real property (the "Land") located at the Golf Driving Range Complex of the City of Fremont, California pursuant to that certain lease agreement (the "Lease"), dated as of April 2, 1997 between Seller and the City of Fremont California ("Landlord") and owns the buildings and improvements located on the Land (the "Improvements" and, together with the Land, the "Premises");

    WHEREAS, Seller operates a driving range and related facilities at the Premises under the name "Fremont Golf Center" (the
"Business");

    WHEREAS, Purchaser and Seller have entered into an Option Agreement dated as of even date herewith (the "Option Agreement") pursuant to which Parent has granted Purchaser an option (the "Option") to acquire the Premises and the Business pursuant to this Purchase Agreement and to acquire certain equity interests with respect to a facility in Chicago, Illinois pursuant to another Purchase Agreement of even date herewith (the "Related Purchase Agreement"), and of which the entering into of this Agreement is a condition; and

    WHEREAS, Seller wants to sell the Premises and the Business to Purchaser, and Purchaser wants to purchase the Premises and the Business from Seller, on the terms, and subject to the conditions, set forth herein.

    NOW, THEREFORE, in consideration of TEN DOLLARS ($10.00), the mutual premises, covenants and agreements contained in the Option Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the terms and conditions set forth herein, and other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the foregoing and as follows:

    1.   Agreement to Sell and Purchase.

         1.1 Property to be Purchased by Purchaser. Upon the exercise of the Option, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase and acquire from Seller, upon the terms and conditions hereinafter set forth, all of Seller's right, title and interest in and to the following property
(collectively, the "Property"):

              1.1.1 the Lease and the Improvements;

              1.1.2 the easements, rights of way, appurtenances and other rights and benefits of Seller in connection with the Premises, including without limitation, all of Seller's interest in any air rights, water rights and irrigation rights;

              1.1.3 all furnishings, fixtures, machinery, equipment, vehicles and personalty attached or appurtenant to or used in connection with the Premises that are owned by Seller, and all inventories, supplies, sales, marketing and instructional materials of every kind and description relating to the Business, wherever located, including without limitation, the items described on Exhibit A attached hereto and made a part hereof (the "Personal Property");

              1.1.4 the files, books, notices and other correspondence from any governmental agencies, and other records used or employed by Seller or its affiliates in connection with the ownership and/or operation of the Business (collectively, the "Records");

              1.1.5 any consents, authorizations, variances, waivers, licenses, certificates, permits and approvals held by or granted to Seller in connection with the ownership of the Lease or the Improvements (collectively, the "Permits");

              1.1.6 the contracts, leases and other agreements of or relating to the Business described on Exhibit B attached hereto and made a part hereof, (including the Lease) except to the extent the same relate solely to any Retained Assets or Retained Liabilities (as hereinafter defined) (the "Contracts");

              1.1.7 all accounts receivable of Seller arising out of the sale of goods or services rendered at the Premises or otherwise in connection with the Business on or after the Closing Date (as hereinafter defined);

              1.1.8 any manufacturers' and vendors' warranties and guarantees, except to the extent the same relate solely to any Retained Assets or Retained Liabilities (the "Claims"); and

              1.1.9 any other properties and assets of every kind and nature, real or personal, tangible or intangible, relating in any way whatsoever to the Premises or the Business, except to the extent the same relate solely to the Retained Assets or Retained
Liabilities.

         1.2 Assets to be Retained by Seller. Anything herein to the contrary notwithstanding, Seller shall not sell, and Purchaser shall not acquire, the following assets of Seller (the "Retained
Assets"):

              1.2.1 all trade accounts receivable arising out of the sale of goods or services prior to the Closing Date;

              1.2.2 any rights of Seller with respect to insurance policies owned by Seller or for which Seller is the named insured; and

              1.2.3 all cash, funds in bank accounts and cash equivalents existing as of the Closing Date hereof.

         1.3 Assumption of Certain Liabilities. Purchaser shall assume and agree to pay and discharge when due (i) all liabilities and obligations of Seller under the Contracts to the extent the same arise from and after the Closing Date and (ii) indebtedness related to the Property, together with liabilities assumed under the Related Purchase Agreement, not to exceed $4,000,000 (such indebtedness to be specified by Seller) (collectively, the "Assumed Liabilities").

         1.4 Liabilities to be Retained by Purchaser. Seller shall retain, and Purchaser shall not assume, perform, discharge or pay, and shall not be responsible for, any and all liabilities or obligations of any nature whatsoever in connection with or relating to the Property, Seller or the Business or any predecessor owner of the Lease, the Improvements or the Business other than the Assumed Liabilities (collectively, the "Retained Liabilities"). The Retained Liabilities shall include no liability, the non-payment of which would give rise to the recording of an "Encumbrance" (defined below) against the Property.

    2. Consideration. In consideration for the Property, at the Closing Purchaser shall pay to Seller the sum of TEN DOLLARS
($10.00), payable in cash, in addition to all sums payable in accordance with the terms of the Option Agreement.

    3. Title; Permitted Exceptions. Seller will convey the Property to Purchaser, free and clear of any and all liens, charges, encumbrances, mortgages, pledges, security interests, easements, agreements and other interests and adverse claims (collectively, "Encumbrances"), other than the matters set forth in Exhibit C attached hereto and made a part hereof (the "Permitted Exceptions").

    4.   Apportionments.

         4.1 The parties hereto agree that (i) except to the extent included in the Assumed Liabilities, all operating expenses of Seller relating to the Premises (i.e., real estate taxes, utilities, cost of inventories advertising, collections, fees, hired services, insurance if assumed by Purchaser, miscellaneous expenses, postage, repairs and maintenance, supplies, taxes and wages, but specifically not including interest on indebtedness, professional fees and expenses, travel, lodging, or depreciation), and (ii) all income of Seller, shall be apportioned between Seller and Purchaser as of the Closing Date based on the portion of each such expense or revenue attributable to the period falling on or before the Closing Date on the one hand, which Seller shall bear the responsibility and benefit of, and the portion of each such expense or revenue attributable to the period falling after the Closing Date, on the other hand, which Purchaser shall bear the responsibility and benefit of (the "Adjustment"). The expenses and liabilities for which Seller shall be liable pursuant to this Section shall be included within the meaning of the term "Retained Liabilities".

         4.2 To the extent that any of the prorations made pursuant to this Article are based upon estimates of payments to be made and/or expenses to be incurred by Purchaser subsequent to the Closing Date, or either party discovers any errors in or omissions in respect of the Adjustment, Seller and Purchaser agree to adjust such prorations promptly upon receipt by Seller or Purchaser, as the case may be, of such payments or of bills or other documentation setting forth the actual amount of such expenses.

         4.3 Seller and Purchaser shall maintain and make available to each other any books or records necessary for the adjustment of any item pursuant to this Article. The provisions of this Article shall survive the Closing.

    5.   The Closing.

         5.1 The closing of the transaction provided for in this Agreement (the "Closing") shall take place on the date and at the time and place specified in the Option Agreement (the actual date of the Closing being referred to herein as the "Closing Date").

         5.2 At the Closing, Seller shall deliver or cause to be delivered to Purchaser physical possession of the Property (receipt of which may be actual or constructive) and the following (which shall be delivered to the Escrow Agent (as defined in the Option Agreement) as described below and which shall be dated by the Escrow Agent (where appropriate and customary) as of the Closing Date or (if not appropriate or customary) as of the date of delivery to the Escrow Agent with an undertaking by the appropriate party to deliver, or cause to be delivered, a copy of such document dated the Closing Date, on the Closing Date):

                   5.2.1 an assignment and assumption agreement relating to the Lease assigning to Purchaser all right, title and interest in and to the Lease, duly executed and acknowledged by Seller and consented to by Landlord ("Assignment and Assumption of Lease");

                   5.2.2 a bill of sale conveying, transferring and selling to Purchaser all right, title and interest of Seller in and to all of the Personal Property, which bill of sale shall contain a warranty that such property is free and clear of all Encumbrances other than the Permitted Exceptions, duly executed and acknowledged by Seller;

                   5.2.3 an assignment and assumption agreement (the "Assignment and Assumption Agreement") assigning to Purchaser all of Seller's right, title and interest in and to the Contracts, the Permits and the Claims, duly executed and acknowledged by Seller and assuming by Purchaser the Assumed Liabilities;

                   5.2.4 a settlement statement (the "Settlement
Statement") setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

                   5.2.5 an owner's affidavit of title;

                   5.2.6 a Certificate or Certificates of Occupancy for all Improvements;

                   5.2.7 original counterparts of each of the Contracts;

                   5.2.8 an affidavit (the "FIRPTA Affidavit") duly executed and acknowledged by Seller pursuant to Section 1445 (b)(2) of the Internal Revenue Code of 1986, as amended, stating that Seller is not a foreign person within the meaning of such provision;

                   5.2.9 keys to all locks relating to the Property, appropriately labeled;

                   5.2.10 the opinion of Brownstein, Hyatt, Farber & Strickland or their counsel in a form acceptable to Purchaser;

                   5.2.11 all other instruments and documents to be executed, acknowledged where appropriate and/or delivered by Seller to Purchaser pursuant to any of the other provisions of this Agreement; and

                   5.2.12 such other documents as may be reasonably required by Purchaser's counsel in connection with this transaction.

         5.3 At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

                   5.3.1 the cash consideration referred to in
Section 2.1 hereof;

                   5.3.2 the Assignment and Assumption Agreement, duly executed and acknowledged by Purchaser;

                   5.3.3 the Settlement Statement, duly executed and acknowledged by Purchaser;

                   5.3.4 the Assignment and Assumption of Lease, duly executed and acknowledged by Purchaser;

                   5.3.5 all other instruments and documents to be executed, acknowledged where appropriate and/or delivered by Purchaser to Seller; and

                   5.3.6 such other documents as may be reasonably required by Seller's counsel in connection with this transaction.

         5.4 The closing documents contemplated by Sections 5.2.2, 5.2.3, 5.2.5, 5.2.6, 5.2.7, 5.2.8, 5.3.3 and 5.3.4 shall be executed and delivered to the Escrow Agent on or before the close of business on January 9, 1998, provided that if the parties shall be unable to agree on the form of such documents within such time period, then such documents shall be in form and substance customary for the type of transaction contemplated hereby and the parties agree to submit such documents to a law firm with experience in transaction of the type contemplated hereby mutually picked by such parties (or if the parties are unable to agree on such law firm within 10 business days, picked by an arbitrator selected by the American Arbitration Commission in accordance with the Commercial Arbitration Rules thereof), and the determination of such law firm as to the form and substance of such documents shall be binding upon the parties (the expenses of the procedure contemplated by the foregoing shall be borne 50% by the Purchaser and 50% by the Seller).

    6.   Representations and Warranties.

         6.1 Seller hereby represents and warrants to Purchaser as of the date hereof, as of the date of the exercise of the Option and as of the Closing Date, as follows:

              6.1.1 Organization; Power and Authority. Seller is a Corporation duly formed, validly existing and in good standing under the laws of the State of Colorado, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

              6.1.2 Due Authorization and Execution; Effect of Agreement. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate procedural action required to be taken on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except to the extent that such enforceability (a) may be limited by bankruptcy, insolvency, or other similar laws relating to creditors' rights generally; and (b) is subject to general principles of equity.

              6.1.3 Consents.  Except as set forth in Schedule
6.1.3, no consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority or any third party is required in connection with the execution, delivery and performance by Seller of this Agreement, except for consents, approvals, authorizations, exemptions and filings, if any, which have been obtained.

              6.1.4 Compliance with Applicable Laws. Except as set forth in Schedule 6.1.4, Seller is not engaging in any activity or omitting to take any action as a result of which Seller is in violation of any law, rule, regulation, ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to the Property or the Business, and neither the execution and delivery by Seller of this Agreement or of any of the other agreements and instruments to be executed and delivered by it pursuant hereto, the performance by Seller of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will result in any such violation. Seller is in compliance with all material requirements imposed in writing by any insurance carrier of Seller to the extent such carrier is an insurer or indemnitor of the Property. The Premises are not subject to any notice of violation of law, municipal ordinance, orders or requirements issued by any building department or other governmental agency or subdivision having jurisdiction.

              6.1.5 Permits. To the best of Seller's knowledge all Permits required by any federal, state, or local law, rule or regulation and necessary for the operation of the Property and the Business as currently being conducted have been obtained and are currently in effect. Except as set forth in Schedule 6.1.5, no registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers or other actions of any kind are required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby
(a) to avoid the loss of any Permit or the violation of any law, regulation, order or other requirement of law, or (b) to enable Purchaser to continue the operation of the Property as presently conducted after the Closing. To the best of Seller's knowledge, the current use and occupation of any portion of the Property does not violate any of, and, where applicable, is in material compliance with, the Permits, any applicable deed restrictions or other covenants, restrictions or agreements including without limitation, any of the Permitted Exceptions, site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable to the Property.

              6.1.6 Title to Assets. Seller has good and marketable title to the Property free and clear of all Encumbrances other than the Permitted Exceptions.

              6.1.7 Contracts. Except as set forth on Exhibit B, Seller is not a party to any leases, contracts, orders or agreements (including the Lease) relating to the Property or the Business, (written or otherwise) other than the Contracts. Exhibit B sets forth a full and complete description of the Contracts described therein, and none of such Contracts have been amended or modified except as reflected on said Exhibits. Seller is not holding any security deposits under any of said Contracts. Each of the Contracts are in full force and effect and no party under any such Contract, including Seller, is in material default, or has sent or received notice of default, in any respect of any such Contract.

              6.1.8 Condition of the Improvements. There are no material structural or mechanical defects in the Improvements, and there are no leaks in any roof on any Improvement.

              6.1.9 Condition of Personal Property. To the best of Seller's knowledge the Personal Property is in good operating condition and repair, ordinary wear and tear excepted, and is adequate, suitable and sufficient to meet the needs of and to operate the Property as currently conducted.

              6.1.10 Environmental Matters.

                   6.1.10.1 As used in this Agreement "Hazardous
Material" shall mean: (i) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601(33);
(ii) any "pollutant or contaminant" as defined in 42 U.S.C. Section 9601(33); (iii) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 261; (iv) any petroleum, including crude oil and any fraction thereof; (v) natural or synthetic gas usable for fuel; (vi) any "hazardous chemical" as defined pursuant to 29 C.F.R.
Part 1910; (vii) any asbestos, asbestos containing material, polychlorinated biphenyl ("PCB"), or isomer of dioxin, or any material or thing containing or composed of such substance or substances; and (viii) any other pollutant, contaminant, chemical, or industrial or hazardous, toxic or dangerous waste, substance or material, defined or regulated as such in (or for purposes of any Environmental Law (as hereinafter defined) and any other toxic, reactive or flammable chemicals.

                   6.1.10.2 To the best of Seller's knowledge, there is no Hazardous Material at, under or on the Premises and there is no ambient air, surface water, groundwater or land contamination within, under, originating from or relating to the Premises. Seller has not, and has not caused to be, manufactured, processed, distributed, used, treated, stored, disposed of, transported or handled any Hazardous Material at, on or under the Premises in violation of law.

                   6.1.10.3 To the best of Seller's knowledge, Seller has no outstanding unfulfilled obligation or liability imposed or based upon any provision under any foreign, federal, state or local law, rule, or regulation or common law, or under any code, order, decree, judgment or injunction applicable to Seller or the Property or any notice, or request for information issued, promulgated, approved or entered thereunder, or under the common law, or any tort, nuisance or absolute liability theory, relating to public health or safety, worker health or safety, or pollution, damage to or protection to the environment, including without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (hereinafter collectively referred to as "Environmental Laws").

                   6.1.10.4 Seller has not been subject to any civil, criminal or administrative action, suit, claim, hearing, notice of violation, investigation, inquiry or proceeding for failure to comply with, or received notice of any violation or potential liability under the Environmental Laws in respect of the Premises.

                   6.1.10.5 Except as set forth in Schedule 6.1.10, the Premises are not (a) listed or proposed for listing on the National Priority List or (b) listed on the Comprehensive Environmental Response, Compensation, Liability Information System List ("CERCLIS") promulgated pursuant to CERCLA, 42 U.S.C. Section 9601(9), or any comparable list maintained by any foreign, state or local government authority.

              6.1.11 Tax Proceedings. There are no proceedings pending regarding the reduction of real estate taxes or assessments in respect of the Premises.

              6.1.12 Utilities. All water, storm and sanitary sewer, gas, electricity, telephone and other utilities adequately service the Premises, and the Premises are furnished by facilities of public utilities and the cost of installation of such utilities has been fully paid.

              6.1.13 Access. To the best of Seller's knowledge, there are no federal, state, county, municipal or other governmental plans to change the highway or road system in the vicinity of the Premises which could materially restrict or change access from any such highway or road to the Premises or any pending or threatened condemnation or eminent domain proceedings relating to or affecting the Premises. To the best of Seller's knowledge, all roads bounding the Premises are public roads and the Assignment and Assumption of Lease is the only instrument necessary to convey to Purchaser full access to and the right to use such roads freely, subject to the provisions of California Law relating to roads and highways, as well as to convey all rights appurtenant to the Premises in such roads.

              6.1.14 Insurance Requirements. Seller has insurance coverage for the Premises and the Property that it believes is adequate. All policies of insurance carried by Seller or pursuant to which Seller is a named beneficiary or pursuant to which the Property and Premises are insured are in full force and effect; all premiums due and payable in respect of such policies have been paid in full; and there exists no material default or other circumstance which would create the substantial likelihood of the cancellation or non-renewal of any such policy; provided, however, each such representation with respect to policies maintained by others for Seller's benefit is limited to the best of Seller's knowledge.
Seller has notified such insurers of any material claim know to Seller which it believes is covered by any such insurance policy.

              6.1.15 Litigation. Except as set forth in Schedule 6.1.15, there is no action or proceeding (zoning or otherwise) or governmental investigation pending, or, to the best of Seller's knowledge, threatened against, or relating to, Seller (insofar as it relates to the Premises or the Business), the Premises, the Business or the transactions contemplated by this Agreement, nor is there any basis for any such action, proceeding or investigation.

              6.1.16 Assessments. Except as set forth in Schedule 6.1.16, there are no special or other assessments for public improvements or otherwise now affecting the Premises nor does Seller know of (a) any pending or threatened special assessments affecting the Premises or (b) any contemplated improvements affecting the Premises that may result in special assessments affecting the Premises.

              6.1.17 Employee Agreements.  Except as set forth in
Schedule 6.1.17, there are no union or employment contracts or agreements (written or oral) involving employees of Seller or its affiliates affecting the Property or the Business which will survive the Closing.

              6.1.18 Work at the Premises.  Except as set forth in
Schedule 6.1.18, no services, material or work have been supplied to the Premises for which payment has not been made in full.

              6.1.19 Full Disclosure. To the best knowledge of Seller, none of the information supplied by Seller herein or in the Schedules hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

         6.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

              6.2.1 Organization; Power and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

              6.2.2 Due Authorization and Execution; Effect of Agreement. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any law, rule or regulation to which Purchaser is subject; (b) violate any order, judgment or decree applicable to Purchaser; or (c) conflict with or result in a breach of or a default under any term or condition of Purchaser's Certificate of Incorporation or By-Laws or any agreement or other instrument to which Purchaser is a party or by which it or its assets may be bound, except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

         6.3 Survival. The representations and warranties of the parties made in this Article 6 shall survive the Closing.

    7.   Conditions to Closing.

         7.1 Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Purchaser):

              7.1.1. all representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though those representations and warranties had been made at and as of that time;

              7.1.2. Seller shall have performed, and complied in all material respects with, all obligations and covenants required by this Agreement and the Option Agreement to be performed or complied with by it prior to or at the Closing;

              7.1.3. Purchaser shall have been furnished with a certificate dated the Closing Date and executed by an officer of Seller certifying to the fulfillment of the conditions specified in Sections 7.1.1. and 7.1.2. hereof;

              7.1.4.   there shall be no judgment, decree,
injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding which prohibits, restricts or delays consummation of the transactions contemplated by this Agreement; and

              7.1.5. there shall be no pending lawsuit, claim or legal action relating to the transactions contemplated by this Agreement which would materially adversely affect such transactions.

         7.2      Conditions Precedent to Obligations of Seller:
The obligations of Seller to consummate the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Seller):

              7.2.1.   all representations and warranties of
Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though those representations and warranties had been made at and as of that time;

              7.2.2. Purchaser shall have performed, and complied in all material respects with, all obligations and covenants required by this Agreement and the Option Agreement to be performed or complied with by it prior to or at the Closing;

              7.2.3.   Seller shall have been furnished with a
certificate dated the Closing Date and executed by an officer of Purchaser certifying to the fulfillment of the conditions specified in Sections 7.2.1. and 7.2.2. hereof;

              7.2.4.   there shall be no judgment, decree,
injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding which prohibits, restricts or delays consummation of the transactions contemplated by this Agreement; and

              7.2.5. there shall be no pending lawsuit, claim or legal action relating to the transactions contemplated by this Agreement which would materially adversely affect such transactions.

    8. Further Assurances. At any time and from time to time after the Closing, Seller shall, at the request of Purchaser, execute and deliver any further instruments or documents and take all such further action as Purchaser may reasonably request in order to transfer into the name of Purchaser any and all Property contemplated to be sold pursuant to this Agreement and to further consummate the transactions contemplated by this Agreement. This Article shall survive the Closing.

    9. Brokers. Seller and Purchaser warrant and represent to each other that they dealt with no broker, finder or similar agent or party who or which might be entitled to a commission or compensation on account of introducing the parties, the negotiation or execution of this Agreement and/or the closing of the transaction provided for herein. Purchaser and Seller hereby respectively agree to indemnify and hold harmless the other party from and against all loss, liability, damage and expense (including, without limitation, attorneys' fees) imposed upon or incurred by the other party by reason of any claim for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party. The provisions of this Article shall survive the Closing or any termination of this Agreement.

    10. Costs and Fees. Documentary stamps for the Deed, deed transfer or conveyancing taxes, if any, shall be payable by each party in accordance with the usual practices in the jurisdiction where the Property are located. Purchaser shall pay the expenses incurred in connection with (a) the examination of title, (b) the issuance of an owner's policy of title insurance for Purchaser, (c) a survey of the Property, and (d) a phase I environmental study. The Seller shall pay the cost of its own legal expenses. Any other similar costs not expressly provided for elsewhere in this Agreement shall be divided and borne in accordance with the usual practices in the jurisdiction where the Premises are located. The provisions of this Article shall survive the Closing.

    11.  Indemnification.

         11.1 Subject to the further provisions of this Article, Seller shall protect, defend, hold harmless and indemnify Purchaser, its officers, directors, shareholders, employees, agents and affiliates, and their respective successors and assigns, from, against and in respect of any and all losses, liabilities, deficiencies, penalties, fines, costs, damages and expenses whatsoever (including without limitation, reasonable professional fees and costs of investigation, litigation, settlement, and judgment and interest) ("Losses") that may be suffered or incurred by any of them arising from or by reason of (i) any Retained Liability or other liability or obligation of Seller which is not an Assumed Liability;
(ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any document or other writing delivered pursuant to this Agreement (determined for this purpose as if all references to knowledge and materiality contained in Article 6 are deleted); and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 11.1.

         11.2 Subject to the further provisions of this Article, Purchaser shall protect, defend, hold harmless and indemnify Seller, its officers, directors, shareholders, members, employees, agents and affiliates, and its successors and assigns from, against and in respect of any and all Losses that may be suffered or incurred by any of them arising from or by reason of (i) any of the Assumed Liabilities on and after the date hereof, (ii) the breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or in any document or other writing delivered pursuant to this Agreement (determined for this purpose as if all references to knowledge and materiality contained in Article 6 are deleted); and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 11.2.

         11.3 Whenever a party hereto (such party and each of its affiliates which is entitled to indemnification pursuant to any provision of this Agreement, an "Indemnified Party") shall learn after the Closing of a claim that, if allowed (whether voluntarily or by judicial or quasi-judicial tribunal or agency), would give rise to an obligation of another party (the "Indemnifying Party") to indemnify the Indemnified Party under any provision of this Agreement, before paying the same or agreeing thereto, the Indemnified Party shall promptly notify the Indemnifying Party in writing of all such facts within the Indemnified Party's knowledge with respect to such claim and the amount thereof (a "Notice of Claim"). If, prior to the expiration of fifteen (15) days from the mailing of a Notice of Claim, the Indemnifying Party shall request, in writing, that such claim not be paid, the Indemnified Party shall not pay the same, provided the Indemnifying Party proceeds promptly, at its or their own expense (including employment of counsel reasonably satisfactory to the Indemnified Party), to settle, compromise or litigate, in good faith, such claim. After notice from the Indemnifying Party requesting the Indemnified Party not to pay such claim and the Indemnifying Party's assumption of the defense of such claim at its or their expense, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof. However, the Indemnified Party shall have the right to participate at its expense and with counsel of its choice in such settlement, compromise or litigation. The Indemnified Party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and execution thereof has been stayed, nor shall the Indemnified Party be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the Indemnified Party. The failure to provide a timely Notice of Claim as provided in this
Section 11.3 shall not excuse the Indemnifying Party from its or their continuing obligations hereunder; however, the Indemnified Party's claim shall be reduced by any damages to the Indemnifying Party resulting from the Indemnified Party's delay or failure to provide a Notice of Claim as provided in this Section 11.3.

         11.4 For purposes of this Article, any assertion of fact and/or law by a third party that, if true, would constitute a breach of a representation or warranty made by a party to this Agreement or make operational an indemnification obligation hereunder, shall, on the date that such assertion is made, immediately invoke the Indemnifying Party's obligation to protect, defend, hold harmless and indemnify the Indemnified Party pursuant to this Article.

         11.5 No claim for indemnity shall be made by an Indemnified Party hereunder unless and until its Losses exceed
$5,000, provided, however, that in the event such a claim is permitted under this Section 11.3, such Indemnified Party's Losses shall be inclusive of the $5,000 threshold amount referred to above.

    12. Bulk Sales. The parties agree to waive the requirements, if any, of all applicable bulk sales laws, unless Purchaser otherwise determines, in which case Seller will fully cooperate with Purchaser in complying with the applicable bulk sales laws. Seller agrees to indemnify and hold Purchaser harmless from, and reimburse Purchaser for, any loss, cost, expense, liability or damage which Purchaser may suffer or incur by virtue of the noncompliance by Seller or Purchaser with any law pertaining to fraudulent conveyance, bulk sales or any similar law which might make the sale or transfer of any part of the Property or Business ineffective as to creditors of or claimants against Seller.

    13. Notices. All notices, demands, requests, consents or other communications ("Notices") which either party may desire or be required to give to the other hereunder shall be in writing and shall be delivered by hand, overnight express carrier, or sent by registered or certified mail, return receipt requested, postage prepaid, in either event, addressed to the parties at their respective addresses first above set forth. A copy of any Notice given by Seller to Purchaser shall simultaneously be given in either manner provided above to Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176, Attention: Kenneth
R. Koch, Esq. A copy of any Notice given by Purchaser to Seller shall simultaneously be given in either manner provided above to Brownstein, Hyatt, Farber & Strickland, P.C., 410 17th Street, Denver, Colorado Attention: Brent Slosky, Esq. Notices given in the manner aforesaid shall be deemed to have been given three (3) business days after the day so mailed, the day after delivery to any overnight express carrier and on the day so delivered by hand.
Either party shall have the right to change its address(es) for the receipt of Notices by giving Notice to the other party in either manner aforesaid. Any Notice required or permitted to be given by either party may be given by that party's attorney.

    14. Conduct of Business. Seller hereby covenants and agrees that, prior to the earlier of the Closing Date or termination of the Option Agreement in accordance with its terms, it shall not, sell or dispose of, or enter into any agreement for the sale or disposition of, all or any part of the Property (except pursuant to the Option in all respects), and it will conduct its business and the operations at the Premises according to its ordinary and usual course of business in a manner consistent with past practice and use its best efforts to ensure that the representations and warranties made herein as of the date hereof remain true and correct until the Closing Date.

    15.  Miscellaneous.

         15.1 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Each of the individuals comprising Seller shall be jointly and severally liable for each and every covenant, agreement, obligation, representation and warranty of Seller hereunder.

         15.2 This Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of Colorado.

         15.3 The captions or article headings in this Agreement are for convenience only and do not constitute part of this Agreement.

         15.4 This Agreement has been fully negotiated by the parties and rules of construction construing ambiguities against the party responsible for drafting agreements shall not apply.

         15.5 This Agreement, (including the Exhibits annexed hereto) together with the Option Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto.

         15.6 This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

         15.7 No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of the time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

         15.8 This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same original.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                       METROGOLF INCORPORATED


                                       By:______________________
                                          Name:
                                          Title:


                                       FAMILY GOLF ACQUISITION, INC.


                                       By: _____________________
                                           Name:
                                           Title:

                                 EXHIBIT A

                             PERSONAL PROPERTY

                                 EXHIBIT B

                                 CONTRACTS

                                 EXHIBIT C

                            PERMITTED EXCEPTIONS

                                                                    Exhibit B






                             PURCHASE AGREEMENT

                                   among

                          METROGOLF, INCORPORATED,

                                  Seller,

                       FAMILY GOLF ACQUISITION, INC.,

                                 Purchaser,

                      METROGOLF ILLINOIS CENTER, INC.
                                    and
                    ILLINOIS CENTER GOLF PARTNERS L.P.,

                               the Companies










                             December __, 1997

                             PURCHASE AGREEMENT

    AGREEMENT, dated as of December __, 1997, among Family Golf Acquisition, Inc., a Colorado corporation (the "Purchaser"), MetroGolf Illinois Center, Inc., a Colorado corporation (the "General Partner"), Illinois Center Golf Partners L.P., an Illinois limited partnership (the "Partnership" and, together with the General Partner, the "Companies"), and MetroGolf Incorporated, a Colorado corporation ("Seller"), the holder of 90% of the issued and outstanding capital stock of the General Partner and 93.6% of the issued and outstanding partnership interests of the Partnership.

    WHEREAS, Seller is the beneficial and record owners of 900 shares, representing 90% of the issued and outstanding shares of capital stock (the "Stock") of the General Partner, and the beneficial and record owner of 93.6% of the issued and outstanding limited partnership interests (the "Partnership Interests," and, together with the Stock, the "Shares") of the Partnership;

    WHEREAS, General Partner is the managing general Partner of the Partnership;

    WHEREAS, Seller has entered into an Option Agreement dated as of even date herewith (the "Option Agreement") pursuant to which Seller has granted Purchaser an option (the "Option") to acquire the Shares pursuant to this Purchase Agreement and to acquire certain assets with respect to a facility located in Fremont, California pursuant to another Purchase Agreement of even date herewith (the "Related Purchase Agreement"), and of which the entering into of this Agreement is a condition; and

    WHEREAS, the Seller wishes to sell the Shares, and the Purchaser wishes to purchase the Shares upon the terms and conditions of this Agreement.

    NOW, THEREFORE, in consideration of TEN DOLLARS ($10.00), the mutual premises, covenants and agreements contained in the Option Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

    1.   Sale and Purchase of the Shares; Assumption of Liabilities.

         1.1 Sale of the Shares; Assumption of Liabilities. Upon the exercise of the Option and at the closing provided for in Section 2 hereof (the "Closing"): (i) Seller shall sell the Shares to the Purchaser, and shall deliver to the Purchaser certificates or other documentary evidence representing such Shares, duly endorsed in blank or with duly executed assignment documents attached, in proper form for transfer, free and clear of any lien, claim or other encumbrance of any kind or nature, whatsoever; (ii) the Purchaser shall purchase the Shares; and (iii) Purchaser shall assume liabilities of the Companies related to their golf facility located in Chicago, Illinois, together with assumed indebtedness under the Related Purchase Agreement, not to exceed $4,000,000 (such liabilities, herewith the "Assumed Liabilities" to be specified by the Seller). All of the remaining liabilities of the Partnership not so assumed shall be equal to or less than the net cash proceeds received by Seller at the Closing under the Related Purchase Agreement and shall be paid by Purchaser for the account of Seller with such proceeds according to a schedule of such remaining liabilities to be prepared and substantiated by Seller to the reasonable satisfaction of Purchaser for such Closing.

         1.2 Purchase Price. In consideration for the sale to the Purchaser of the Shares, at the Closing the Purchaser shall pay to Seller the sum of TEN DOLLARS ($10.00), payable in cash, in addition to all sums payable in accordance with the terms of the Option Agreement.

         1.3 The parties hereto agree that (i) except to the extent included in the Assumed Liabilities, all operating expenses of Seller relating to the Property (i.e., real estate taxes, utilities, cost of inventories advertising, collections, fees, hired services, insurance if assumed by Purchaser, miscellaneous expenses, postage, repairs and maintenance, supplies, taxes and wages, but specifically not including interest on indebtedness, professional fees and expenses, travel, lodging, or depreciation), and (ii) all income of Seller, shall be apportioned between Seller and Purchaser as of the Closing Date based on the portion of each such expense or revenue attributable to the period falling on or before the Closing Date on the one hand, which Seller shall bear the responsibility and benefit of, and the portion of each such expense or revenue attributable to the period falling after the Closing Date, on the other hand, which Purchaser shall bear the responsibility and benefit of (the "Adjustment").

         1.4 To the extent that any of the prorations made pursuant to this Article are based upon estimates of payments to be made and/or expenses to be incurred by Purchaser subsequent to the Closing Date, or either party discovers any errors in or omissions in respect of the Adjustment, Seller and Purchaser agree to adjust such prorations promptly upon receipt by Seller or Purchaser, as the case may be, of such payments or of bills or other documentation setting forth the actual amount of such expenses.

         1.5 Seller and Purchaser shall maintain and make available to each other any books or records necessary for the adjustment of any item pursuant to this Article. The provisions of this Article shall survive the Closing.

    2. Closing. The Closing of the sale and purchase of the Shares shall take place on the date and at the time and place specified in the Option Agreement. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date."

    3.   Representations and Warranties of Seller and the Companies.

         Seller and the Companies represent and warrant to the Purchaser as follows as of the date hereof, as of the date of the exercise of the Option and as of the Closing Date:

         3.1 Due Incorporation and Qualification. The General Partner is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of

Colorado, and has all requisite partnership power and authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted. Each of the General Partner and the Partnership is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or location of its properties requires such qualification.

         3.2 Capitalization. The General Partner is authorized to issue 1,000,000 shares of common stock, no par value, of which, 1,000 shares are issued and outstanding. All of the Stock and the Partnership Interests are duly authorized and legally and validly issued, fully paid and nonassessable.
 The record and beneficial owners of all of the issued and outstanding Stock and Partnership Interests are as follows: 900 shares owned by Seller; 100 shares owned by Jack Berquist.

         3.3 Other Securities. Other than the Stock and the Partnership Interests, there are no outstanding options, warrants, convertible securities, subscriptions or other commitments or rights of any nature or kind whatsoever to acquire, sell, convert or issue any securities of the Companies.

         3.4 Articles of Incorporation, By-Laws and General Partnership Agreement. The copies of the Articles of Incorporation and By-laws of the General Partner and of the Limited Partnership Agreement of the Partnership, and all amendments thereto, which have been delivered to the Purchaser are true, correct and complete. No amendments, other than those delivered, have been adopted by the Companies or are contemplated.

         3.5  Financial Statements.   The unaudited balance sheets of the
Companies as at September 30, 1997, and the related statements of income, which have been delivered to the Purchaser, fairly present (subject to year-end auditors adjustments) the financial position and results of operations of the Companies as at such date. (The foregoing financial statements of the Company as at September 30, 1997 and for the period then ended being sometimes called the "Interim Financials", the balance sheet included in the Interim Financials being sometimes herein called the "Interim Balance Sheet", and September 30, 1997 being sometimes herein called the "Interim Balance Sheet Date"). There are no liabilities (whether absolute, accrued, contingent or otherwise) ("Liabilities") of the Companies of a type required to be disclosed in a financial statement prepared in accordance with generally accepted accounting principles consistently applied other than: (i) Liabilities accrued or reserved against in the Interim Financials or disclosed in the notes thereto; (ii) Liabilities described on any Schedule to this Agreement; and (iii) Liabilities incurred in the ordinary course of business since the Interim Balance Sheet Date.

         3.6 No Material Adverse Change. Since the Balance Sheet Date, there has been no change material to the Companies or to the business in which they operate (the "Business"); provided, however, a material adverse change shall not be deemed to have occurred as a result of a decline in the financial performance or operation of the Companies provided that the Companies have operated in accordance with Section 5.1 and otherwise consistent with its past practices.

         3.7 No Defaults Under Agreements. Except as provided in Schedule 3.7, neither of the Companies is in default under any contract or other agreement to which it is a party or by which it or its assets or properties are bound, nor does any condition exist which with notice or lapse of time or both would constitute such a default, which default would have a material adverse effect to the Business, and each such contract or other agreement is in full force and effect and neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any breach or acceleration of, or constitute (or with notice or lapse of time or both would constitute) such a default under any such contract or other agreement.

         3.8 Contracts. Attached as Schedule 3.8 is a true, complete and correct list of all contracts, agreements and understandings with third parties to which the Companies are parties. Each of the contracts, agreements and understandings listed on Schedule 3.8 is in full force and effect and is enforceable in accordance with its terms against the Companies.

         3.9 Third Party Consents. Except as provided in Schedule 3.9, all consents, permits and approvals from parties to contracts or other agreements with the Companies, and any other material consent, permit or approval required in connection with the performance by the Seller of its obligations under this Agreement, or to assure the consummation of the transactions contemplated by this Agreement, or the continuance of such contracts or other agreements with the Companies after the Closing, shall have been obtained.

         3.10 Title to Properties; Assets; Etc. Attached as Schedule 3.10 is a true, complete and correct list of all real property and fixed assets owned by the Companies as of the Balance Sheet Date; except as set forth in such Schedule, the Companies has good and marketable title to all such property and assets, free and clear of any lien, claim or encumbrance of any kind or nature, whatsoever.

         3.11 Patents, Trademarks, Trade Names, Etc. Schedule 3.11 lists, as of the date hereof: (i) all patents, and all trademarks, trade names and registered copyrights, owned by the Companies and all licenses and other agreements relating thereto; and (ii) all agreements relating to third party technology, know-how and processes which the Companies is licensed or authorized to use. Either the General Partner or the Partnership holds free from contractual restrictions and any other restriction, except those restrictions imposed by law or governmental regulation, all such scheduled patents, trademarks, trade names, copyrights, technology, know-how and processes. No claims have been asserted by any person: (i) against either Company with respect to the use by such Company of any of such scheduled trademarks, trade names, copyrights, technology, know-how or processes; or
(ii) for patent infringement and the Seller otherwise have no knowledge of any facts which could form the basis of any such claim. To Seller's knowledge, no person is infringing any of the Companies' patents, trademarks, copyrights, technology, know-how or processes.

         3.12 Subsidiaries. For purposes of this Agreement, a "Subsidiary" shall mean a person as to which either Company, directly or indirectly, owns or has the power to vote, or to exercise a controlling influence with respect to, 50% or more of the securities of any class of such person the holders of which class are entitled to vote for the election of directors (or persons performing similar functions) of such person. Schedule 3.12 sets forth: (i) the name, date and jurisdiction of organization of each Subsidiary, and the percentage and number of outstanding securities or other ownership interests (legal or beneficial) owned by the Companies in their respective Subsidiaries. Each Company has valid title to all of the shares of stock and other ownership interests stated to be owned by such Company listed on
Schedule 3.12, free and clear of any lien, claim or encumbrance of any kind or nature, whatsoever (other than those granted to

Parent and pursuant to an Assignment of Proceeds, dated March 17, 1992, as amended by Settlement Agreement dated December 13, 1995 (the "Vulcan Assignment"). Each Subsidiary of the Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed and has all corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted. Each Subsidiary is qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or location of its properties requires such qualification and in which the failure to so qualify would have an adverse effect material to the Business.

         3.13 Full Disclosure. All documents and other papers delivered by or on behalf of the Sellers in connection with this Agreement and the transactions contemplated hereby and listed on any Schedule annexed to this Agreement are true, complete and authentic. The information furnished by or on behalf of the Seller to the Purchaser in connection with this Agreement and the transactions contemplated hereby and listed on any Schedule annexed to this Agreement does not contain any untrue statement of a material fact and does not omit to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading in any material respect.

         3.14 Title to Shares. The Seller owns beneficially and of record, free and clear of any lien, claim or encumbrance of any kind or nature whatsoever (other than those granted to Purchaser and the Vulcan Assignment), and has full power and authority to convey free and clear of any lien, claim or encumbrance of any kind or nature whatsoever, the Shares, and, upon the Closing, the Purchaser will acquire good and valid title thereto, free and clear of any lien, claim or encumbrance of any kind or nature, whatsoever.

         3.15 Authority to Execute and Perform Agreements. Seller and each Company has full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its and their respective obligations hereunder. This Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of the Seller and the Companies enforceable in accordance with its terms. The execution and delivery of this Agreement by the Seller and the Companies and the consummation of the transactions contemplated hereby by the Seller and the Companies in accordance with its terms and conditions will not: (i) except as provided in Schedule 3.15(i), require the approval or consent of any federal or state governmental or regulatory body or the approval or consent of any other person; (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, any certificate of incorporation, by-law, statute, regulation, order, judgment, partnership agreements or decree applicable to Seller, the Companies or to the Shares held by any Seller, or any instrument, contract or other agreement to which Seller or the Companies is a party or by, or to which, any Seller, the Companies or the Shares held by any Seller, is bound or subject, including, without limitation, the limited partnership agreement of the Partnership; or (iii) result in the creation of any lien or other encumbrance on the Shares held by any Seller.

         3.16 The Partnership. The Partnership is the subtenant and sublicensee under that certain Ground Sublease and Sublicense Agreement dated July 14, 1993 with Illinois Center Plaza Ventures, as amended on May 31, 1994; August 1, 1994; September 14, 1994; October 17,

1994 and January 31, 1996 (collectively, the "Lease"), covering certain property in Chicago, Illinois (the "Property").

         3.17 Consents. Except as set forth in Schedule 3.17, no consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority or any third party is required in connection with the execution, delivery and performance by Seller of this Agreement, except for consents, approvals, authorizations, exemptions and filings, if any, which have been obtained.

         3.18 Compliance with Applicable Laws.  Except as set forth in
Schedule 3.18, the Partnership is not engaging in any activity or omitting to take any action as a result of which the Partnership is in violation of any law, rule, regulation, ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to the Property, and neither the execution and delivery by Seller of this Agreement or of any of the other agreements and instruments to be executed and delivered by it pursuant hereto, the performance by Seller of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will result in any such violation. The Partnership is in compliance with all material requirements imposed in writing by any insurance carrier of the Partnership to the extent such carrier is an insurer or indemnitor of the Property. The Property is not subject to any notice of violation of law, municipal ordinance, orders or requirements issued by any building department or other governmental agency or subdivision having jurisdiction.

         3.19 Permits. To the best of Seller's knowledge all consents, authorizations, variances, waivers, licenses, certificates, permits and approvals held by or granted to the Partnership in connection with the ownership of the Lease or the Improvements (below defined) required by any federal, state, or local law, rule or regulation and necessary for the operation of the Property as currently being conducted (collectively, the "Permits") have been obtained and are currently in effect. Except as set forth in Schedule 3.19, no registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers or other actions of any kind are required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby
(a) to avoid the loss of any Permit or the violation of any law, regulation, order or other requirement of law, or (b) to enable Purchaser to continue the operation of the Property as presently conducted after the Closing. The current use and occupation of any portion of the Property does not violate any of, and, where applicable, is in material compliance with, the Permits, any applicable deed restrictions or other covenants, restrictions or agreements including without limitation, any of the Permitted Exceptions, site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable to the Property.

         3.20 Title to Assets. The Partnership has good and marketable title to the Lease and the Property is free and clear of any and all liens, charges, encumbrances, mortgages, pledges, security interests, easements, agreements and other interests and adverse claims (collectively, "Encumbrances"), other than the matters set forth on Exhibit B attached hereto and made a part hereof (the "Permitted Exceptions").

         3.21 Contracts. Except as set forth on Exhibit C, the Partnership is not a party to any leases, contracts, orders or agreements relating to the Property (written or otherwise) other than the Contracts. Exhibit C sets forth a full and complete description of the Contracts described therein, and none of such Contracts have been amended or modified except as reflected on said Exhibits. Seller is not holding any security deposits under any of said Contracts. Each of the Contracts are in full force and effect and no party under any such Contract, including Seller, is in material default, or has sent or received notice of default, in any respect of any such Contract.

         3.22 Condition of the Improvements. There are no material structural or mechanical defects in the building and improvements located on the Property (the "Improvements"), and there are no leaks in any roof on any Improvement.

         3.23 Condition of Personal Property. To the best of Seller's knowledge the personal property used in connection with the Property is in good operating condition and repair, ordinary wear and tear excepted, and is adequate, suitable and sufficient to meet the needs of and to operate the Property as currently conducted.

         3.24 Environmental Matters.

              3.24.1 As used in this Agreement "Hazardous Material" shall mean: (i) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601(33); (ii) any "pollutant or contaminant" as defined in 42 U.S.C. Section 9601(33); (iii) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 261; (iv) any petroleum, including crude oil and any fraction thereof; (v) natural or synthetic gas usable for fuel; (vi) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; (vii) any asbestos, asbestos containing material, polychlorinated biphenyl ("PCB"), or isomer of dioxin, or any material or thing containing or composed of such substance or substances; and (viii) any other pollutant, contaminant, chemical, or industrial or hazardous, toxic or dangerous waste, substance or material, defined or regulated as such in (or for purposes of any Environmental Law (as hereinafter defined) and any other toxic, reactive or flammable chemicals.

              3.24.2 To the best of Seller's knowledge, there is no Hazardous Material at, under or on the Property and there is no ambient air, surface water, groundwater or land contamination within, under, originating from or relating to the Premises. Seller has not, and has not caused to be, manufactured, processed, distributed, used, treated, stored, disposed of, transported or handled any Hazardous Material at, on or under the Premises in violation of law.

              3.24.3 To the best of Seller's knowledge, Seller has no outstanding unfulfilled obligation or liability imposed or based upon any provision under any foreign, federal, state or local law, rule, or regulation or common law, or under any code, order, decree, judgment or injunction applicable to Seller or the Property or any notice, or request for information issued, promulgated, approved or entered thereunder, or under the common law, or any tort, nuisance or absolute liability theory, relating to public health or safety, worker health or safety, or pollution, damage to or protection to the environment, including without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (hereinafter collectively referred to as "Environmental Laws").

              3.24.4 The Partnership has not been subject to any civil, criminal or administrative action, suit, claim, hearing, notice of violation, investigation, inquiry or proceeding for failure to comply with, or received notice of any violation or potential liability under the Environmental Laws in respect of the Premises.

              3.24.5 Except as set forth in Schedule 6.1.10.5 the Property is not (a) listed or proposed for listing on the National Priority List or
(b) listed on the Comprehensive Environmental Response, Compensation, Liability Information System List ("CERCLIS") promulgated pursuant to CERCLA, 42 U.S.C. Section 9601(9), or any comparable list maintained by any foreign, state or local government authority.

         3.25 Tax Proceedings. There are no proceedings pending regarding the reduction of real estate taxes or assessments in respect of the Property.

         3.26 Utilities. All water, storm and sanitary sewer, gas, electricity, telephone and other utilities adequately service the Property, and the Property is furnished by facilities of public utilities and the cost of installation of such utilities has been fully paid.

         3.27 Access. To the best of Seller's knowledge, there are no federal, state, county, municipal or other governmental plans to change the highway or road system in the vicinity of the Property which could materially restrict or change access from any such highway or road to the Property or any pending or threatened condemnation or eminent domain proceedings relating to or affecting the Property. To the best of Seller's knowledge, all roads bounding the Property are public roads.

         3.28 Insurance Requirements. The Partnership has insurance coverage for the Property that it believes is adequate. All policies of insurance carried by the Partnership or pursuant to which it is a named beneficiary or pursuant to which the Property are insured are in full force and effect; all premiums due and payable in respect of such policies have been paid in full; and there exists no material default or other circumstance which would create the substantial likelihood of the cancellation or non-renewal of any such policy; provided, however, each such representation with respect to policies maintained by others for the Partnership's benefit is limited to the best of Seller's knowledge. The Partnership has notified such insurers of any material claim know to the Partnership which it believes is covered by any such insurance policy.

         3.29 Litigation. Except as set forth in Schedule 3.29, there is no action or proceeding (zoning or otherwise) or governmental investigation pending, or, to the best of the Partnership's knowledge, threatened against, or relating to, the Partnership (insofar as it relates to the Property), or the transactions contemplated by this Agreement, nor is there any basis for any such action, proceeding or investigation.

         3.30 Assessments. Except as set forth in Schedule 3.30, there are no special or other assessments for public improvements or otherwise now affecting the Property nor does Seller know of (a) any pending or threatened special assessments affecting the Property or (b) any contemplated improvements affecting the Property that may result in special assessments affecting the Property.

         3.31 Employee Agreements. Except as set forth in Schedule 3.31, there are no union or employment contracts or agreements (written or oral) involving employees of the Partnership or its affiliates affecting the Property which will survive the Closing.

         3.32 Work at the Premises. Except as set forth in Schedule 3.32, no services, material or work have been supplied to the Property for which payment has not been made in full.

         3.33 Full Disclosure. To the best knowledge of Seller, none of the information supplied by Seller herein or in the Schedules or Exhibits hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

         3.34 There exists a valid Certificate of Occupancy or Certificates of Occupancy for all Improvements.

    4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Sellers as follows:

         4.1 Due Incorporation. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted.

         4.2 Corporate Power of the Purchaser. The Purchaser has the full legal right, power and authority and each has taken all necessary corporate action required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms.

         4.3 Authority to Execute and Perform Agreements. The Purchaser has full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms (subject only to applicable federal bankruptcy and insolvency laws, and the principals of creditors' rights, generally). To the best knowledge of Purchaser, the execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby by the Purchaser in accordance with its terms and conditions will not (i) require the approval or consent of any federal or state governmental or regulatory body or the approval or consent of any other person (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, any certificate of incorporation, by-law, statute, regulation, order, judgment or decree applicable to the Purchaser, or any material instrument, contract or other agreement to which the Purchaser is a party or by, or to which, the Purchaser is bound or subject.

    5.   Covenants and Agreements.

         The parties covenant and agree as follows:

         5.1 Conduct of Business. From the date hereof through the Closing Date, the Seller shall cause the Companies to conduct their business in the ordinary course, and not to enter into any extraordinary actions including, but not limited to, the sale of material assets of either Company or the execution of any agreements which are not in the ordinary course of business, and to use all reasonable efforts to maintain and preserve their business organization intact, retain their present employees and maintain their relationships with agents, suppliers and clients.

         5.2 Litigation. The Seller shall promptly notify the Purchaser of any lawsuits, claims, proceedings or investigations of which any of them has knowledge which after the date hereof are threatened or commenced against the Companies or against any officer, director, employee, consultant, agent, partner or stockholder thereof with respect to the affairs of the Companies.

         5.3 Reasonable Efforts. The Seller and the Purchaser shall each use all reasonable efforts to: (i) fulfill the conditions set forth in this Agreement; and (ii) cause the representations and warranties contained in this Agreement to remain true and correct to the extent necessary to comply with Sections 6.1 and 7.1, hereof, as the case may be.

         5.4 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         5.5 Corporate Examinations and Investigations. Prior to the Closing Date, the Purchaser shall be entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations of the Companies, and such examination of the books, records and financial condition of the Companies as the Purchaser may reasonably request. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Companies and the Sellers shall cooperate fully therein.

    6.   Conditions Precedent to the Obligation of the Purchaser to Close.

         The obligation of the Purchaser to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it:

         6.1 Representations and Covenants. The representations and warranties of the Seller contained in Section 3 of this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Seller and the Companies shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Sellers and the Companies on or prior to the Closing Date.

         6.2 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body seeking to restrain or prevent the consummation of the transactions contemplated hereby or seeking damages in connection with such transactions, or which has or would have, if successful, singly or in the aggregate, an adverse effect material to the Business.

         6.3 Third Party Consents. All consents, permits and approvals from parties to contracts or other agreements with Seller and the Companies, and any other material consent, permit or approval, that to Seller's knowledge may be required in connection with the performance by Seller and the Companies of their obligations under this Agreement, or to assure the consummation of the transactions contemplated by this Agreement, or the continuance of such contracts or other agreements with the Purchaser after the Closing, shall have been obtained.

    7. Conditions Precedent to the Obligation of the Sellers to Close. The obligation of the Sellers to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived:

         7.1 Representations and Covenants. The representations and warranties of the Purchaser contained in Section 4 of this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

    8.   Indemnification.

         8.1 Definitions. For purposes of this Section 8, "Indemnified Party" or "Indemnified Parties" shall mean that person or persons who is or will be indemnified under the terms of this Agreement. "Indemnifying Party" or "Indemnifying Parties" shall mean that person or persons who is or shall be obligated to indemnify the Indemnified Party under the terms of this Agreement. An "Affiliate" shall mean an entity controlling, controlled by, or under common control with a specified entity. The right to exercise voting power, directly or indirectly, with respect to more than five percent (5%) of the ownership interest of any person shall be deemed to constitute control.

         8.2 Obligation of Sellers to Indemnify. The Seller agrees to pay promptly and to indemnify and hold harmless each of the Purchaser, its Affiliates and their directors, officers and employees from and against, and to reimburse each Indemnified Party with respect to any and all claims, demands, causes of action, proceedings, losses, damages, expenses, liabilities, fines,

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

penalties, deficiencies, judgments or costs, including, without limitation, accountants' and attorneys' fees, court costs, amounts paid in settlement and costs and expenses of investigations (collectively, "Claims") at any time and from time to time asserted against or incurred by any such Indemnified Party insofar as such Claims arise out of or relate to: (i) any breach of any representation or warranty or any covenant or agreement of any Seller contained in this Agreement; or (ii) any potential liabilities and claims of any kind or nature arising out of the actions or the operations of, the Company or the Sellers' prior to the Closing Date (other than the Assumed Liabilities).

         8.3 Obligation of the Purchaser to Indemnify. The Purchaser agrees to pay promptly and to indemnify and hold harmless the Seller from and against, and to reimburse each Indemnified Party with respect to any Claims at any time and from time to time asserted against or incurred by any such Indemnified Party insofar as such Claims arise out of or relate to any breach of any representation or warranty or any covenant or agreement of the Purchaser contained in this Agreement.

         8.4 Defense of Actions. Each Indemnified Party will give each Indemnifying Party written notice of any Claim, subject to the provisions of this Section, as soon as practicable and in any event within 15 business days after such Indemnified Party shall have had actual notice thereof, and the Indemnifying Party shall be entitled to defend such action, provided it employs counsel reasonably satisfactory to such Indemnified Party; provided, however, that the failure to give any such notice shall not impair the rights of each Indemnified Party hereunder unless such failure materially impairs the ability of the Indemnifying Party to defend such action. Each Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be borne by such Indemnified Party unless:

         (i) the employment of such counsel has been expressly authorized in writing by the Indemnifying Party; or

         (ii) the Indemnifying Party has not, within a reasonable time after receipt of written notice from the Indemnified Party, employed counsel reasonably satisfactory to such Indemnified Party to defend such action; or


        (iii) the Indemnified Party shall reasonably conclude, upon the advice of its counsel, that there are defenses available to it which conflict with defenses available to the Indemnifying Party, which conflict prevents Indemnifying Party's counsel from representing the Indemnified Party.

         In the event of either (i), (ii) or (iii), counsel to the Indemnifying Party shall not be entitled to direct the defense of the Indemnified Party and the fees and expenses of counsel employed by the Indemnified Party shall be borne jointly and severally and advanced by the Indemnifying Party. The Indemnifying Party shall be liable to the Indemnified Party in respect of any settlement effected by the Indemnifying Party without the written consent of the Indemnified Party.

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

         8.5 Other Remedies. The right of an Indemnified Party to be indemnified under this Section shall not limit, reduce or otherwise affect the rights and remedies of such Indemnified Party with respect to the matters indemnified hereunder.

         8.6  Limitation on Indemnity.   No claim for indemnity shall be made
by an Indemnified Party hereunder unless and until its Claims exceed $5,000, provided, however, that in the event such a claim is permitted under this
Section 8.6, such Indemnified Party's Claims shall be inclusive of the $5,000 threshold amount referenced above.

    9.   Miscellaneous.

         9.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed or telexed, or sent by certified, registered, or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed or telexed, or if mailed, two days after the date of mailing, as follows:

              if to the Purchaser, to:

              Family Golf Centers, Inc.
              225 Broadhollow Road
              Melville, New York 11747
              Fax: 516-694-0918

              Attention:     Dominic Chang

              with a copy to:

              Squadron, Ellenoff, Plesent
              & Sheinfeld, LLP
              551 Fifth Avenue
              New York, NY 10176
              Fax: 212-697-6686

              Attention:     Kenneth R. Koch, Esq.

              if to the Seller, to:

              MetroGolf Incorporated
              1999 Broadway
              Suite 2435
              Denver, CO 80202
              Fax: 303-294-9300

              Attention:     Charles D. Tourtellotte

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

              with a copy to:

              Brownstein, Hyatt, Farber & Strickland
              410 17th Street
              Denver, Colorado 80202
              Fax: 303-623-1956

              Attention:     Brent T. Slosky, Esq.

         9.2 Entire Agreement. This Agreement, together with the Option Agreement (including the Exhibits and Schedules hereto), contains the entire agreement among the parties with respect to the purchase of the Shares and related transactions and supersedes all prior agreements, written or oral, with respect thereto.

         9.3 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

         9.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado applicable to agreements made and to be performed entirely within such State.

         9.5 No Assignment. This Agreement is not assignable except by operation of law, except that the Purchaser may assign its right to purchase all or a portion of the Shares to one or more of its direct or indirect wholly owned subsidiaries, but in no event will any such assignment relieve the Purchaser of any of its obligations and liabilities hereunder.

         9.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         9.7 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are a part of this Agreement as if set forth in full herein.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

              METROGOLF INCORPORATED


              By:____________________________
                 Name:
                 Title:


              FAMILY GOLF ACQUISITION, INC.


              By:____________________________
                 Name:
                 Title:


              METROGOLF ILLINOIS CENTER, INC.


              By:____________________________
                 Name:
                 Title:


              ILLINOIS CENTER GOLF PARTNERS L.P.


              By:____________________________
                 Name:
                 Title:

                               Exhibit A

               Record and Beneficial Owners of the Companies


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